Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Willbros Group, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-18421, 333-53748, 333-74290 and 333-135543) on Form S-8 and (Nos. 333-96201, 333-63096 and 333-15963) on Form S-3 of Willbros Group, Inc. of our reports dated June 14, 2006, except for the effects of discontinued operations as discussed in Note 2 which are as of December 8, 2006, with respect to the consolidated balance sheet of Willbros Group, Inc. as of December 31, 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the year then ended, the related financial statement schedule, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the current report on Form 8-K of Willbros Group, Inc. dated December 8, 2006.

/s/ GLO CPAs LLP

Houston, Texas

December 8, 2006